UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2011

SPECTRUM PHARMACEUTICALS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-35006	93-0979187
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11500 S. Eastern Ave., Ste. 240, Henderson, NV	89052
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 835-6300

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Fiscal year 2011 is turning out to be the best year of growth in the history of Spectrum Pharmaceuticals, Inc. (the “Company”). For the past four quarters, the Company has been generating cash from operations with record revenues and profits that result in it being at its strongest financial position in its history. Results delivered by management are noteworthy in that the Company was not dependent on raising capital to fund day to day operations in 2011 and the Company remains debt free. The aggressive goals and objectives that were established by the Board of Directors of the Company (the “Board”) for the Company’s Chief Executive Officer (“CEO”) and the Company at the beginning of the year were exceeded by the end of November 2011. Among other objectives, the major goals included: obtaining the U.S. Food and Drug Administration’s (the “FDA”) approval for removal of the pre-treatment bioscan requirement for Zevalin; obtaining FDA approval for the use of Fusilev in the treatment of colorectal cancer; recruiting top talent; streamlining operations; managing cash flows; and maintaining tight control over expenses.

On November 29, 2011, the Compensation Committee of the Board (the “Committee”) determined that the Company materially accomplished all of these major goals established at the outset of 2011. The Company’s exceptional financial performance over the twelve months ended November 28, 2011 contributed to an appreciation of the Company’s stock price nearly three-fold and an increase in the Company’s market capitalization from under $250 million to nearly $800 million during the same period. On November 28, 2011, the Company’s share price reached a then record $13.50. In addition, the Company has exceeded its strong 2010 performance and is different from its peers as one of the only profitable oncology companies of comparable size. The Company’s spectacular performance in 2011 is especially noteworthy and the Company believes that its performance sets it apart from its peers at a time when general economic conditions remain challenging and many peer companies of comparable size in the biotech sector are having difficulty meeting their objectives. With two marketed proprietary oncology products and two late stage products in phase 3 clinical trials, the leadership of a strong management team has the Company poised for future growth. The Company continued in 2011 to build value for shareholders, mature its late stage drugs, and help patients, including through the completion of enrollment and follow-up of pivotal trials that are expected to lead to New Drug Application filings next year. Tens of thousands of patients with cancer this year have been treated with drugs that the Company markets.

Based on the foregoing assessment of the Company’s performance, the Committee, on November 29, 2011, determined performance awards for the Company’s principal executive officer, principal financial officer and its Senior Vice President and Chief Commercial Officer. Fiscal 2011 cash bonuses and fiscal 2012 base salaries (effective January 1, 2012) are as set forth in the table below:

		Fiscal 2012	Cash Bonus
Name	Position	Salary ($)	Award ($)
Rajesh Shrotriya	Chairman, Chief Executive Officer and President	800,000	1,900,000
James Shields	Senior Vice President and Chief Commercial Officer	300,000	100,000
Brett Scott	Senior Vice President and Acting Chief Financial Officer	250,000	25,000

In determining compensation for the Company’s above-referenced named executive officers, the Committee evaluated each executive officer’s performance based primarily on individual contributions toward the advancement of the Company’s business objectives. In addition, the Committee used broad-based third party surveys to obtain a general understanding of current compensation practices. The Committee’s determination of individual performance awards took into account the recommendations of Dr. Rajesh Shrotriya, the CEO, with respect to the individual performance of the other named executive officers referenced above as to whether such executive officers substantially achieved the stated objectives or overperformed or underperformed with respect to corporate objectives that were deemed to be important to the success of the Company.

SIGNATURE

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spectrum Pharmaceuticals, Inc.

Date: December 5, 2011	By:	/s/ BRETT L. SCOTT

	Name:	Brett L. Scott
	Title:	Senior Vice President and Acting Chief Financial Officer